Exhibit (10)(a)
[SUTHERLAND ASBILL & BRENNAN LLP]
THOMAS E. BISSET
Direct Line: (202) 383-0118
Internet: thomas.bisset@sutherland.com
April 28, 2010
VIA EDGAR
Farm Bureau Life Insurance Company
5400 University Avenue
West Des Moines, IA 50266

Re:	Farm Bureau Life Annuity Account (File No. 33-67538)
Gentlemen:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 22 to the Registration Statement on Form N-4 for Farm Bureau Life Annuity Account (File No. 33-67538). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely, SUTHERLAND ASBILL & BRENNAN LLP
/s/ Thomas E. Bisset
Thomas E. Bisset